Exhibit 10.16

SUBLEASE AGREEMENT
LEASE INFORMATION

290 B Street, Suite 200
Santa Rosa, California 95401

DATE:	June 1, 2006
LANDLORD:	CITIBANK (WEST), FSB, a federal savings bank
TENANT:	CIRCLE BANK, a California corporation
RENTABLE AREA OF PREMISES:	1,471 sq.ft.
PREMISES:	Suite 200
TERM COMMENCEMENT:	September 1, 2006
TERM EXPIRATION:	November 30, 2010
BASIC RENT:	$3,162.65 per month

EXHIBITS:

A - MASTER LEASE
B - RULES AND REGULATIONS
C - PARKING RULES AND REGULATIONS
D - PREMISES

THIS LEASE INFORMATION SHALL BE READ AS ONE DOCUMENT WITH THE SUBLEASE AGREEMENT AND IN THE EVENT OF ANY CONFLICT BETWEEN THE LEASE INFORMATION AND THE SUBLEASE AGREEMENT, THE LATTER SHALL CONTROL.

TENANT:	LANDLORD:

CIRCLE BANK,	CITIBANK (WEST), FSB,
a California corporation	a federal savings bank
By:	By:
Name: Kimberly A. Petrini	Name: Brad S. Thomas
Title: President/CEO	Title: Vice President

SUBLEASE AGREEMENT
LEASE INFORMATION

290 B Street, Suite 200
Santa Rosa, California 95401

DATE:	June 1, 2006
LANDLORD:	CITIBANK (WEST), FSB, a federal savings bank
TENANT:	CIRCLE BANK, a CALIFORNIA CORPORATION
RENTABLE AREA OF PREMISES:	1,471 sq.ft.
PREMISES:	Suite 200
TERM COMMENCEMENT:	September 1, 2006
TERM EXPIRATION:	November 30, 2010
BASIC RENT:	$3,162.65 per month

EXHIBITS:

A - MASTER LEASE
B - RULES AND REGULATIONS
C - PARKING RULES AND REGULATIONS
D - PREMISES

THIS LEASE INFORMATION SHALL BE READ AS ONE DOCUMENT WITH THE SUBLEASE AGREEMENT AND IN THE EVENT OF ANY CONFLICT BETWEEN THE LEASE INFORMATION AND THE SUBLEASE AGREEMENT, THE LATTER SHALL CONTROL.

TENANT:	LANDLORD:

CIRCLE BANK, a California Corporation	CITIBANK (WEST), FSB, a federal savings bank
By: Name: Kimberly A. Petrini Title: President/CEO	By: Name: Brad S. Thomas Title: Vice President

TABLE OF CONTENTS

1.           PARTIES
2.           MASTER LEASE
3.           PREMISES
4.           TERM; POSSESSION
         4.1           Initial Term
         4.2           Possession
         4.3           Occupancy Prior to Commencement Date
5.           RENT
         5.1           Basic Rent
         5.2           Annual Increase
         5.3           Partial Month
         5.4           Tenant Improvements
6.           OTHER CHARGES PAYABLE BY TENANT
         6.1           Common Area Expenses
         6.2           Additional Charges
         6.3           Personal Property Taxes
7.           SECURITY DEPOSIT
8.           USE
         8.1           Use
         8.2           Suitability
         8.3           Prohibited Uses
         8.4           Hazardous Materials
9.           SERVICES AND UTILITIES
         9.1           Landlord’s Obligations
         9.2           Tenant’s Obligations
         9.3           Utility Charges
         9.4           Tenant’s Additional Requirements
         9.5           Nonliability
10.           INSURANCE
         10.1         Coverage
         10.2         Insurance Policies
         10.3         Waiver of Subrogation
11.           MAINTENANCE AND REPAIRS
         11.1         Landlord’s Obligations
         11.2         Tenant’s Obligations
12.         ALTERATIONS AND ADDITIONS

-i-

         12.1           Alterations
         12.2           Landlord Consent
         12.3           Alterations Are Property of Landlord
         12.4           Tenant’s Property
         12.5           Additional Work Triggered by Tenant Improvements
13.         INDEMNIFICATION
14.         LIENS
15.         ASSIGNMENT AND SUBLETTING
         15.1           Landlord’ s Consent Required
         15.2           Landlord’s Options
         15.3           Additional Conditions; Excess Rent
         15.4           Reasonable Disapproval
         15.5           No Release of Tenant
         15.6           Administrative and Attorneys’ Fees
         15.7           Material Inducement
16.         ENTRY BY LANDLORD
17.         HOLDING OVER
18.         DAMAGE OR DESTRUCTION
         18.1           Partial Damage - Insured
         18.2           Partial Damage - Uninsured
         18.3           Total Destruction
         18.4           Damage Near End of the Term
         18.5           Landlord’ s Obligations
19.         DEFAULT; REMEDIES
         19.1           Default by Tenant
         19.2           Remedies of Landlord
         19.3           Rights and Obligations Under the Bankruptcy Code
         19.4           Default by Landlord; Mortgage Protection
20.         CONDEMNATION
21.         LATE CHARGES
22.         LANDLORD’S PERFORMANCE OF TENANT’S OBLIGATIONS
23.         PARKING
24.         ESTOPPEL CERTIFICATE
25.         BROKERS
26.         NOTICES
27.         SUBORDINATION

-ii-

28.         FORCE MAJEURE
29.         SURRENDER OF PREMISES
30.         RULES AND REGULATIONS
31.         TRANSFER BY LANDLORD
32.         LIMITATION ON LANDLORD’S LIABILITY
33.    GENERAL PROVISIONS
         33.1           Waiver
         33.2           Time
         33.3           Severability
         33.4           Quiet Possession
         33.5           Successors and Assigns
         33.6           Attorneys’ Fees
         33.7           Cost of Suit
         33.8           Entire Agreement
         33.9           Light and Air Easement
         33.10         Governing Law
         33.11         Joint and Several Liability
         33.12         Headings; Exhibits
         33.13         Recording
         33.14         Financial Statements
         33.15         Tenant’s Authority
         33.16         Construction
-iii-

SUBLEASE AGREEMENT

    1.           PARTIES. This Sublease Agreement (the “Lease”) is dated, for reference purposes only, June 1, 2006 and is between Citibank (West), FSB, a federal savings bank (“Landlord”), and CIRCLE BANK, a Calif Corp. (“Tenant’’). This Lease is subject to the terms, covenants, conditions and agreements hereinafter set forth, to each and all of which Landlord and Tenant hereby mutually agree.

    2.           MASTER LEASE.

       (a)           Hoffman Investment Company, a California Limited Partnership, as landlord “Master Landlord”) and Landlord’s predecessor-in-interest, Glendale Federal Savings and Loan Association, as tenant, entered into that certain lease, dated April 4, 1979, as amended by the First Amendment to Lease dated December 16, 1983 (collectively, and as modified or amended, the “Master Lease”) for the real property located at 290 B Street, Santa Rosa, California (“Real Property”), copies of which are attached as Exhibit “A” hereto and incorporated herein by reference.

       (b)           Except as otherwise expressly provided below, the covenants, agreements, provisions and conditions of the Master Lease, are made a part of and incorporated into this Lease as if recited in full in this Lease, except that none of the rights set forth in the Master Lease shall accrue to or be enforceable by Tenant except as otherwise specifically set forth herein. Except as otherwise expressly modified in this Lease, this Lease is subject to all of the terms and conditions of the Master Lease. As applied to this Lease, the word “tenant” in the Master Lease will be deemed to refer to Tenant under this Lease. The obligations of the tenant under the Master Lease (other than the obligation to pay rent under the Master Lease) will be deemed the obligations of the Tenant under this Lease and the rights of the landlord under the Master Lease will be deemed the rights of the Landlord under this Lease. Tenant hereby assumes and agrees to perform the obligations of Landlord as tenant under the Master Lease to the extent such terms and conditions are applicable to the Premises leased pursuant to this Lease. As between the parties to this Lease only, in the event of a conflict between the terms of the Master Lease and this Lease, the terms of this Lease will control unless use of the Premises or any action or inaction taken in accordance with said terms may be the basis of a default under the Master Lease, in which case the conflict shall be resolved in favor of the Master Lease. Notwithstanding the foregoing, Landlord does not assume the obligations of Master Landlord under the provisions of the Master Lease, but shall, at Tenant’s cost and expense, use commercially reasonable efforts in attempting to cause Master Landlord to perform its obligations under the Master Lease upon Tenant’s written request; provided, however, Landlord shall have no obligation to commence any action at law or in equity in connection therewith.

       (c)     Tenant shall not commit or permit to be committed on the Premises any act or omission which would violate any term, covenant or condition of the Master Lease. In the event of the termination of Landlord’s interest as tenant under the Master Lease for any reason, then this Lease shall terminate automatically without any liability of Landlord to Tenant. Whenever the consent of Master Landlord is required under the Master Lease, the consent of Landlord shall also be required under this Lease. Tenant agrees that Landlord shall not have any duty or responsibility with respect to obtaining the consent of Master Landlord when the same is required or desired by Tenant, other than (i) the transmission by Landlord to Master Landlord of Tenant’s request for such consent and (ii) Landlord’s reasonable cooperation with Tenant to obtain such consent, provided that such cooperation does not require Landlord to pay any sum or incur any out-of-pocket expense (unless Tenant agrees to pay such sum or expense on behalf of Landlord) or to make any material performance or undertaking.

       (d)           Tenant recognizes that Landlord is not in a position to render any of the services or to perform any of the obligations required of Master Landlord by the terms of the Master Lease, and Landlord’s sole obligation with respect to such performance shall be to use, at Tenant’s cost and expense, commercially reasonable efforts to obtain Master Landlord’s compliance with the Master Lease upon Tenant’s written request; provided, however, Landlord shall have no obligation to commence any action at law or in equity in connection therewith. Landlord will not be liable to Tenant for any default of the Master Landlord under the Master Lease, Tenant will not have any claim against Landlord based on the Master Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless that failure or refusal is a result of Landlord’s act or failure to act and Landlord is not prevented from performing the act due to Tenant’s act or failure to act. Despite Master Landlord’s failure or refusal to comply with any of those provisions of the Master Lease, this Lease will remain in full force and effect and Tenant will pay the Basic Rent (hereinafter defined) and all other charges provided for in this Lease without any abatement, deduction or setoff.

(e)           At any time and on prior notice to Tenant and with the written consent of Master Landlord, Landlord may elect to require Tenant to perform its obligations under this Lease directly to Master Landlord, and Tenant shall do so on Landlord’s election in which event Tenant shall send to Landlord from time to time copies of all notices and other communications it shall send to and secure from Master Landlord.

(f)           Landlord warrants that it has the authority under the Master Lease to enter into this Lease.

    3.           PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord that certain office space known as Suite 200 and consisting of approximately 1,471 rentable square feet (the “Premises”) on the second (2nd) floor of the building known as 290 B Street, Santa Rosa, California (the “Building”). For purposes of this Lease, the parties agree that the Building contains approximately 11,247 rentable square feet. The Premises exclude the common stairways, stairwells, hallways, access ways and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively, or in common with, other parts of the Building. A diagram of the Premises is attached hereto as Exhibit “D” and incorporated herein by reference.

    4.           TERM; POSSESSION.

       4.1           Initial Term. The term of this Lease shall be for fifty-one (51) months commencing on September 1, 2006 (the “Commencement Date”), and unless sooner terminated as hereinafter provided, shall end on November 30, 2010. Tenant shall, upon the demand of Landlord, execute, acknowledge and deliver to Landlord an instrument in form reasonably satisfactory to Landlord confirming the Commencement Date and fixed expiration date of this Lease (the “Expiration Date”); provided, however, Tenant’s failure to execute, acknowledge and deliver such instrument shall not affect in any manner whatsoever the validity of the Commencement Date, the Expiration Date or Tenant’s obligations under this Lease.

       4.2           Possession. If Landlord for any reason whatsoever cannot deliver possession of the Premises to Tenant on the Commencement Date, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, nor shall the expiration date of the initial term of this Lease be in any way extended, but, in that event, all rent shall be abated during the period between the Commencement Date and the date on which Landlord delivers possession. In the event the commencement date of the term of this Lease is other than as provided above, then Landlord and Tenant shall execute a written acknowledgment of the date of commencement and shall attach it to this Lease as an exhibit.

       4.3    Occupancy Prior to Commencement Date. If Landlord permits Tenant to occupy the Premises prior to the Commencement Date, such occupancy shall be subject to all of the provisions of this Lease and said early possession shall not advance the termination date hereinabove provided. If Tenant occupies the Premises prior to the Commencement Date for the installation of Tenant trade fixtures and equipment in the Premises, or otherwise, such use or occupancy shall be pursuant to the express conditions that (a) Tenant’s early entry shall not interfere with Landlord’s work or construction or cause labor difficulty; (b) Tenant shall execute an indemnity agreement in favor of Landlord in form and substance satisfactory to Landlord; (c) Tenant shall pay for and provide evidence of insurance issued by an insurance carrier approved in writing by Landlord; and (d) Tenant shall pay utility charges reasonably allocated to Tenant by Landlord. Tenant shall not commence the operation of business prior to the Commencement Date without the prior written consent of Landlord.

    5.           RENT.

       5.1          Basic Rent. Tenant agrees to pay monthly in advance, without offset, deduction, prior notice, or demand a basic rental (“Basic Rent”) to Landlord at Citibank (West), FSB, Attn: Kathy Grimes, RE Administrator, 201 W. Lexington Dr., 3rd Floor, Glendale, California 91203 or such other address as Landlord may direct. One payment of the Basic Rent for the first (lst) month of this Lease shall be made concurrently upon the execution hereof and thereafter Tenant shall pay the Basic Rent on or before the first (lst) day of each calendar month succeeding the Commencement Date during the term of this Lease, unless otherwise provided for herein. Basic Rent shall be paid to Landlord in lawful money of the United States of America, which shall be legal tender at the time of payment. Tenant shall pay a monthly rent of Three Thousand One Hundred Sixty Two and 65/100 Dollars ($3,162.65) as Basic Rent. A “Lease Year” shall mean successive 12-month periods beginning with the Commencement Date. Notwithstanding the above, if Tenant commences the operation of business in the Premises prior to the Commencement Date, Tenant shall additionally pay, on or before the commencement of the operation of business, a prorated amount of Basic Rent from the date of commencement of the operation of business to the Commencement Date.

       5.2          Annual Increase. The Basic Rent provided for above shall be adjusted effective upon the first day of the month immediately following the expiration of twelve (12) months from the Commencement Date and upon the expiration of each twelve (12) months thereafter throughout the term (including any renewal terms) by an increase equal to three percent (3%) of the then otherwise applicable Basic Rent without giving effect to any abatements, setoffs or concessions.

       5.3          Partial Month. If the Commencement Date is not the first day of a month or if the Lease termination date is not the last day of the month, the rent payable hereunder shall be prorated on a daily basis, based on a 30-day month, at the then current rate for the fractional month during which this Leasecommences and/or terminates.

       5.4          Initial Tenant Improvements. No tenant improvements are contemplated under the terms of this Lease and Tenant accepts the Premises in its “as is” condition, subject to Landlord’s continuing maintenance and repair obligations, if any. Landlord is to perform no work in readying the Premises for Tenant’s occupancy.

    6.           OTHER CHARGES PAYABLE BY TENANT.

            6.1   Common Area Expenses. For purposes of this Lease, the following terms shall have the meanings described below:(a) “Base Year” shall mean 2006;

       (b)           “Excess Taxes” with respect to any tax year shall mean the amount, if any, by which Real Estate Taxes for such Tax Year exceed the Real Estate Taxes for the Base Year;

       (c)           “Excess Expenses” with respect to any Expense Year shall mean the amount, if any, by which the Expenses for such Expense Year exceed the Expenses for the Base Year;

       (d)           “Tax Year” or “Expense Year” shall mean each twelve (12) consecutive month period commencing January 1st of each year during the term. Landlord, upon notice to Tenant, may change the Tax Year or Expense Year from time to time to any other twelve (12) consecutive month period;

       (e)           “Tenant’s Share” shall mean thirteen and 8/100 percent (13.08%). Tenant’s Share has been computed by dividing Landlord’s estimate of the rentable area of the Premises by Landlord’s estimate of the total rentable area within the Building and, in the event that either Landlord’s estimate of the rentable area of the Premises or Landlord’s estimate of the total rentable area within the Building is changed at any time, Tenant’s Share will be appropriately adjusted, and, as to the Tax Year or Expense Year in which such change occurs, for purposes of this Section, Tenant’s Share shall be determined on the basis of the number of days during such Tax Year and Expense Year at each such percentage;

       (f)           “Real Estate Taxes” shall mean all taxes, assessments and charges levied on or with respect to the Building, land and common areas or any personal property of Landlord used in the operation of the Building, or Landlord’s interest in the Building or such personal property. Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees, or assessments for transit, housing, police, fire, or other governmental services or purported benefits to the Building, service payments in lieu of taxes, and any tax, fee, or excise on the act of entering into this Lease or any other lease of space in the Building, or on the use or occupancy of the Building or any part of the Building, or on the rent payable under any lease or in connection with the business of renting space in the Building, that are now or hereafter levied or assessed against Landlord by the United States of America, the State in which the Building is located, or any political subdivision, public corporation, district, or any other political or public entity, and shall also include any other tax, fee, charge or other excise however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. Real Estate Taxes shall also include reasonable legal fees, costs, and disbursements incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes. Real Estate Taxes shall not include franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax; and

       (g)           “Expenses” shall mean the total costs and expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Building, including, without limitation, all sums expended in connection with the common areas of the Building (“Common Area”), for all general maintenance, repairs, resurfacing or painting, re-striping, cleaning, sweeping and janitorial services; purchase, replacement and maintenance of trash receptacles; maintenance and repair of sidewalks, parking areas, lavatories, washrooms, curbs and Building signs, sprinkler systems, planting and landscaping; exterior window washing, including windows on the Premises; lighting and other utilities; directional signs and other markers or bumpers; maintenance and repair of any fire protection systems, lighting systems, storm drainage systems, and any other utility system; personnel to implement such services, including, if Landlord deems necessary, in its sole discretion, the cost of security guards; garbage, trash, rubbish and waste removal; any governmental imposition or surcharge imposed upon Landlord or assessed against any portion of the Building, the Premises and/or the Common Area, including, without limitation, any tax, assessment (general or special), fee or imposition or other charge on any parking space or parking lot or other facility (other than the Real Estate Taxes set forth in subsection (f) above); the cost to Landlord of any additional improvements made after commencement of the term or made as a labor saving device or to effect other economies in the operation or maintenance of the Building or that are required under any governmental law or regulation that was not applicable to the Premises or Building at the Commencement Date; such costs to be amortized over such period as Landlord may determine in its sole discretion, together with interest on the unamortized balance at the rate of ten percent (10%) per annum or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements; all costs with respect to repairs and maintenance of utility facilities (including pipes and conduits) serving more than one tenant’s premises, unless caused by the intentional act of Landlord or the tenant within the premises wherein such repairs are required; public liability, property damage insurance, fire and extended coverage insurance and earthquake insurance, if any, on the Building, the Premises and/or the Common Area. In addition, Tenant shall pay a sum to Landlord for accounting, bookkeeping and collecting of the Expenses an amount equal to fifteen percent (15%) of the total of Tenant’s pro rata share of the Expenses for each calendar year. Landlord may cause any or all of the services to be provided by an independent contractor or contractors. Expenses shall not include the utility costs payable by Tenant.

       6.2           Additional Charges. Tenant shall pay to Landlord as Additional Charges: Tenant’s Share of Excess Taxes and Excess Expenses for each Tax Year and Expense Year within twenty (20) days after Landlord delivers Tenant a statement setting forth Tenant’s Share of Excess Taxes due for the previous Tax Year and Excess Expenses due for the previous Expense Year (“Landlord’s Tax and Expense Statement”); or, if Landlord elects, in its sole discretion, 1/12th of Tenant’s Share of Excess Taxes and Excess Expenses for each Tax Year and Expense Year on or before the first day of each month during the Tax Year or Expense Year, in advance, in an amount estimated by Landlord and billed by Landlord to Tenant, and Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time. If the actual Excess Taxes or Excess Expenses exceed the estimated Excess Taxes or Excess Expenses paid by Tenant for such Tax Year or Expense Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Excess Taxes and Excess Expenses within twenty (20) days after the receipt of Landlord’s Tax and Expense Statement, and if the total amount paid by Tenant for any such Tax Year or Expense Year exceeds the actual Excess Taxes or Excess Expenses for such Tax Year or Expense Year, such excess shall be credited against the next installment of Excess Taxes and Excess Expenses due from Tenant to Landlord.

       6.3           Personal Property Taxes. Tenant hereby agrees to pay all taxes which may be levied with respect to Tenant’s personal property located in the Premises including, without limitation, the portion of the improvements to the Premises, if any, the cost of which was borne by Tenant, furniture, office equipment and other furnishings. Tenant agrees to use its best efforts to cause such personal property to be taxed or assessed separately from the Premises and not as a lien thereon.

   7.   SECURITY DEPOSIT.

       (a)            Tenant shall not cause or permit any Hazardous Material, as defined below, to be brought upon, kept or used in or about the Premises by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord which may be granted or withheld in Landlord’s sole discretion. In the event that Tenant proposes to conduct any use or to operate any equipment which will or may utilize or generate a Hazardous Material other than as specified in the first sentence of this Section, Tenant shall first in writing submit such use or equipment to Landlord for approval. No approval by Landlord shall relieve Tenant of any obligation of Tenant pursuant to this Section, including the removal, clean-up and indemnification obligations imposed upon Tenant by this Section. Tenant shall, within five (5) days after receipt thereof, furnish to Landlord copies of all notices or other communications received by Tenant with respect to any actual or alleged release or discharge of any Hazardous Material in or about the Premises or the Building and shall, whether or not Tenant receives any such notice or communication, notify Landlord in writing of any discharge or release of Hazardous Material by Tenant or anyone for whom Tenant is responsible in or about the Premises or the Building. In the event that Tenant is required to maintain any Hazardous Materials license or permit in connection with any use conducted by Tenant or any equipment operated by Tenant in the Premises, copies of each such license or permit, each renewal or revocation thereof and any communication relating to suspension, renewal or revocation thereof shall be furnished to Landlord within five (5) days after receipt thereof by Tenant. Compliance by Tenant with the two immediately preceding sentences shall not relieve Tenant of any other obligation of Tenant pursuant to this Section.

       (b)           If Tenant breaches the obligations stated in this Section, or if the presence of Hazardous Material on the Premises or the Building caused or permitted by Tenant results in contamination of the Premises or the Building, or if contamination of the Premises or the Building by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend, protect and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises or the Building, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or the Building, damages arising from any adverse impact on marketing of space in the Building, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building. Without limiting the foregoing, if the presence of any Hazardous Material in the Premises or in or under the Building caused or permitted by Tenant results in any contamination of the Premises or the Building, Tenant shall be obligated, at Tenant’s sole cost, to clean-up and remove from the Premises and Building all Hazardous Materials introduced into the Premises or the Building by Tenant or any person or entity for whom Tenant is responsible. Such clean-up and removal shall include all testing and investigation required by any governmental authorities having jurisdiction and preparation and implementation of any remedial action plan required by any governmental authorities having jurisdiction. All such clean-up and removal activities of Tenant shall, in each instance, be conducted to the satisfaction of Landlord and all governmental authorities having jurisdiction. Landlord’s right of entry shall include the right to enter and inspect the Premises for violations of Tenant’s covenants herein.

       (c)           Upon any violation of the foregoing covenants in this Section, Landlord shall be entitled to exercise all remedies available to a landlord against a defaulting tenant including but not limited to all those set forth in this Lease. Without limiting the generality of the foregoing, Tenant expressly agrees that upon any such violation Landlord may, at its option, (i) immediately terminate this Lease, or (ii) continue this Lease in effect until compliance by Tenant with its clean-up and removal covenant notwithstanding any earlier expiration date of the term of this Lease. No action by Landlord hereunder shall impair the obligations of Tenant pursuant to this Section.

       (d)           As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) defined by any federal, state or local law as hazardous or toxic, (vi) petroleum, (vii) asbestos, (viii) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ix) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (x) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (xi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

    9.           SER VICES AND UTILITIES.

       9.1           Landlord’s Obligations. Landlord shall furnish to the Premises during reasonable hours of generally recognized business days to be determined by Landlord, and subject to the Rules and Regulations of the Building, water, gas and electricity, heat and air conditioning, and janitorial service required in Landlord’s judgment for the comfortable use and occupancy of the Premises, scavenger, exterior window washing, and security customary in similar buildings in the competing geographical areas. Landlord shall also maintain and keep lighted the common stairs, entries and toilet rooms in the Building.

       9.2           Tenant’s Obligations. Tenant shall pay for, prior to delinquency, all telephone, utility and janitorial services and other materials and services, not expressly required to be paid by Landlord, which may be furnished to or used in, on or about the Premises during the term of this Lease.

       9.3           Utility Charges. Landlord, in its sole discretion, may cause a water meter, gas meter or electric current meter to be installed in the Premises, so as to measure the amount of water, gas and electric current consumed. The cost of such meters and of installation, maintenance, and repair thereof shall be paid for by Tenant. Tenant agrees to pay Landlord promptly upon demand by Landlord for all such water, gas and electric current consumed as shown by said meters, at the rates charged for such services by the city in which the Building is located, the local public utility, or the service provider as the case may be, furnishing the same, plus any additional expense incurred in keeping account of water, gas and electric current so consumed.

       9.4           Tenant’s Additional Requirements.

       (a)           Tenant will not, without the prior written consent of Landlord and subject to any conditions which Landlord may impose, use any apparatus or device in the Premises, including, without limitation, machines using current in excess of 110 volts, which will in any way increase the amount of electricity, gas or water usually furnished or supplied for use of the Premises as general office space. Tenant shall not, without the prior written consent of Landlord and subject to any conditions which Landlord may impose, connect with electrical current except through existing electrical outlets in the Premises, or connect to water or gas pipes any apparatus or device for the purposes of using electric current, gas or water.

       (b)           If Tenant shall require water, gas or electric current in excess of that usually furnished or supplied for use of the Premises as general office space, Tenant shall first procure the consent of Landlord of the use thereof, which consent Landlord may grant or withhold in Landlord’s sole discretion. Should Tenant use such services to excess or request the use of such services at other than the usual business hours, Landlord reserves the right to charge Tenant for such services, which shall be payable as additional rent.

       (c)           Whatever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost, including the cost of installation, operation and maintenance thereof shall be paid by Tenant upon demand by Landlord.

       (d)           If at any time any utility or service is separately metered and billed to the Premises, Tenant shall during the term of this Lease promptly pay to the utility company or entity furnishing the same all costs and charges incurred for the use and consumption of such utilities and services with respect to the Premises.

       9.5           Nonliability. Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rent by reason of Landlord’s failure to furnish any of the foregoing where such failure is caused by accidents, breakages, repairs, strikes, lockouts or other disturbances or labor disputes of any character, or by any other cause similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall not be liable under any circumstances for loss of or injury to property, however occurring, through or in connection with or incidental to failure to furnish any of the foregoing.

    10.   INSURANCE.

      10.1   Coverage. Tenant shall assume the risk of damage to any fixtures, goods, inventory, merchandise, equipment, furniture and leasehold improvements and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom relative to such damage. Tenant shall at all times during the term of this Lease, and at its own cost and expense, procure and continue in force the following insurance policies and/or endorsements (individually’ “Policy” and collectively the “Policies”):

       (a)    Commercial general liability insurance, including bodily injury and property damage, personal injury and contractual liability, with respect to all claims, demands or actions by any person or entity, in and arising from, related to, or connected with the conduct and operation of Tenant’s business in the Premises or Tenant’s use of the Premises, with a minimum limit of One Million and No/100 Dollars ($1,000,000.00) per occurrence with a Two Million and No/100 Dollars ($2,000,000.00) aggregate combined single limit;

       (b)           A policy of “all risk” coverage insurance covering all its personal property, tenant improvements, and alterations, in, on, or about the Premises to the extent of at least one hundred percent (100%) of their full replacement value. The proceeds from any such policy shall be used by Tenant for the replacement of personal property or the restoration of tenant improvements or alterations;

       (c)           Business interruption insurance with sufficient coverage to provide for payment of rent and other fixed costs for a period of not less than twelve (12) consecutive months during any interruption of Tenant’s business by reason of fire or other similar cause;

       (d)           Workers’ compensation insurance as required by law, including employer’s liability, with respect to all claims, demands or actions by any person or entity, in and arising from, related to, or connected with the operation of Tenant’s business; and

       (e)           Plate glass insurance covering the Premises.

       10.2           Insurance Policies.

       (a)           The limits of said Policies shall not, however, limit the liability of Tenant hereunder. Tenant may carry said insurance under blanket policies. If Tenant fails to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain same, but at the expense of Tenant. Insurance required hereunder shall be in companies rated B+ or better in “Best’s Insurance Guide”.

       (b)           Tenant shall cause each of the Policies (except as to the Workers’ compensation insurance) to name Landlord, Landlord’s parent corporation (Citigroup Inc.), and their respective affiliates, officers, directors, employees, agents and assigns and Master Landlord (and any other parties if required pursuant to the Master Lease) as additional insureds. Each of the Policies shall be primary and noncontributing with respect to any coverage that Landlord or Master Landlord may carry. Each of the Policies shall (i) be issued by insurance companies licensed to do business in the State of California, (ii) include a waiver of subrogation by the insurer against Landlord, and Landlord’s parent corporation (Citigroup Inc.), and Master Landlord (and any other parties if required pursuant to the Master Lease), and (iii) contain an endorsement requiring thirty (30) days’ written notice from the insurance company to Tenant and Landlord before cancellation or change in the coverage, scope, or amount of any policy. On the Commencement Date and on renewal of any Policy and not less than thirty (30) days before expiration of the term of a Policy, Tenant shall deposit with Landlord a copy of each of the Policies, or a certificate of each of the Policies, together with evidence of payment of premiums.

       10.3           Waiver of Subrogation. The parties release each other, and their respective authorized representatives, from any claims for damage to any person or to the Premises and the Building and to the fixtures, personal property, tenant’s improvements, and alterations of either Landlord or Tenant in or on the Premises and the Building that are caused by or result from risks insured against under any insurance policies carried by the parties or required to be carried by either party under this Lease. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. If any insurance policy cannot be obtained with a waiver of subrogation, or is obtainable only by the payment of an additional premium charged above that charged by insurance companies issuing policies without waiver of subrogation, the party undertaking to obtain the insurance shall notify the other party of this fact. The other party shall have a period of ten (10) days after receiving the notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will carry the insurance with a waiver of subrogation, or to agree to pay the additional premium if such a policy is obtainable at additional cost. If the insurance cannot be obtained or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium, charged, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular matter involved.

    11.   MAINTENANCE AND REPAIRS.

       11.1            Landlord’s Obligations. To the extent required under the Master Lease, Landlord shall maintain in good order, condition and repair the Building and all other portions of the Premises not the obligation of the Tenant or any other tenant in the Building, including the basic plumbing, air conditioning, heating and electrical systems and all plumbing pipes, but not any plumbing in the Premises, electrical wiring, and switches installed or furnished by Tenant, unless such maintenance and repairs are caused in part or in whole by the act, neglect, fault or omissions of Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such maintenance or repair is required under the Master Lease and such failure persists for an unreasonable time as determined by Landlord after written notice of the need for such repairs or maintenance is given to Landlord by Tenant. Except as specifically provided for herein, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

       11.2           Tenant’s Obligations. By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good, sanitary order, condition and repair, and Tenant’s obligation to preserve the Premises are as follows:

       (a)           Tenant at Tenant’s sole cost and expense, except for services furnished by Landlord as set forth herein, shall maintain the Premises in good order, condition and repair including the interior surfaces of the ceilings, light fixtures and light bulbs, plate glass, walls and floors, all doors, interior windows, exterior windows at or below street level, and special items in excess of building standard furnishings, and equipment installed by or at the expense of Tenant. Tenant expressly waives the benefits of any statute now or hereafter in affect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair.

       (b)           Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in the same condition as received, ordinary wear and tear and damage by fire, earthquake, act of God or the elements alone excepted, and shall promptly remove or cause to be removed from the Premises and the Building at Tenant’s expense, any signs, notices and displays placed by Tenant.

       (c)           Tenant agrees to repair any damage to the Premises or the Building caused by or in connection with the removal of any articles of personal property, business or trade fixtures, machinery, equipment, furniture, or movable partitions, including, without limitation, repairing the floor and patching and painting the walls where required by Landlord to Landlord’s reasonable satisfaction, all at Tenant’s sole cost and expense. Tenant shall indemnify Landlord against any loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay.

       (d)    If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at ten percent (10%) per annum from the date of such demand. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant as a result of performing any such work.

    12.   ALTERATIONS AND ADDITIONS.

       12.1           Alterations. Landlord has no obligation to alter, remodel, decorate or improve the Premises or any part thereof, except as specifically set forth herein. Tenant shall make no alterations, additions of improvements to the Premises or any part thereof, without obtaining the prior written consent of Landlord. Unless Landlord agrees otherwise, Tenant shall be required to remove such items and restore the Premises upon removal provided that Tenant shall not be required to replace or install any floor covering if such covering is exposed by such removal, but Tenant shall cap any exposed wires. Landlord shall not be liable for any injury, loss or damage which may occur to any of the Tenant’s employees, agents, or invitees to the Premises or Tenant’s work or installations unless caused by the gross negligence or willful misconduct of Landlord, its agents or employees. Any damage to the Premises or the tenant improvements caused by Tenant or Tenant’s agents, employees, contractors, workmen or suppliers shall be the sole responsibility of Tenant.

       12.2           Landlord Consent. Landlord may impose as a condition to the aforesaid consent such requirements as Landlord may deem necessary in its sole discretion, including, without limitation, the manner in which the work is done, a right of approval of the licensed contractor by whom the work is to be performed, a right to require payment and performance bonds, the times during which it is to be accomplished, and the requirement that upon written request of Landlord prior to the expiration or earlier termination of the Lease, Tenant will remove any and all movable partitions, counters, personal property, equipment, fixtures and furniture. Tenant shall obtain all required governmental licenses, building permits, and approvals before commencing any tenant improvements and Tenant’s contractor shall be bonded.

       12.3           Alterations Are Property of Landlord. All such alterations, additions or improvements shall at the expiration or earlier termination of this Lease, become the property of Landlord and remain upon and be surrendered with the Premises, unless otherwise specified herein.

       12.4           Tenant’s Property. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Lease term when Tenant is not in default hereunder and shall be removed by Tenant from the Premises and the Building upon the expiration or earlier termination of this Lease.

       12.5           Additional Work Triggered by Tenant Improvements. If the Tenant’s alterations, additions or improvements trigger any federal, state, local or other requirements to modify, alter, improve or otherwise change the Premises, the Building, or the associated property, including but not limited to any requirements under the Americans with Disabilities Act (“ADA”), any state accessibility codes, and any environmental or hazardous materials requirements, then Tenant shall upon demand immediately indemnify Landlord in full for any and all costs and expenses (including but not limited to attorneys’ and experts’ fees and costs) required to comply with such requirements. Landlord, at its sole option and election, may treat such costs and expenses as additional rent due hereunder.

    13.           INDEMNIFICATION. Tenant shall indemnify, defend, protect and hold harmless Landlord, Landlord’s agents, employees, officers and directors from and against any and all claims, demands, damages, costs or liability, including, without limitation attorney’s fees arising from (i) Tenant’s use of the Premises, or from the conduct of Tenant’s business or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises or the Building, (ii) any and all claims arising from any breach or default in the performance of any obligation or covenant on the Tenant’s part to be performed under the terms of this Lease, or (iii) arising from any negligence of Tenant, or any of Tenant’s agents, contractors or employees, and from and against all costs, attorney’s fees, expense and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, and in case any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel satisfactory to Landlord. Landlord shall not be liable for injury to the person of Tenant, Tenant’s employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause whether the said damage or injury results from conditions arising upon the Premises or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable to Tenant for any damages arising from any act or neglect of any other tenant of the Building.

    14.           LIENS. Tenant shall discharge any mechanic’s, materialmen’s, contractor’s or other lien that is filed against the Premises, the Building, the Real Property, or any portion thereof for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any person or entity claiming by, through or under Tenant) within ten (10) days after Tenant has received notice thereof, at Tenant’s sole cost and expense, by payment or filing the bond required by law. Tenant agrees to indemnify, defend, protect and hold Landlord harmless from any claims, demands, damages, costs or liability, including without limitation attorney’s fees in connection with any such liens. Tenant shall give Landlord no less than twenty (20) days prior notice in writing before commencing construction of any kind on the Premises so that Landlord may post notices of nonresponsibility.

    15.           ASSIGNMENT AND SUBLETTING.

       15.1            Landlord’s Consent Required. Tenant shall not assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest herein, whether voluntarily or by operation of law and shall not sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease or the like shall sometimes be referred to as a “Transfer”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any Transfer without Landlord’s consent shall constitute a default by Tenant under this Lease, and in addition to all of Landlord’s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord’s election. For purposes of this Section, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of twenty-five percent (25%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, shall be deemed an assignment of this Lease and shall be subject to all of the restrictions and provisions contained in this Section. Notwithstanding the foregoing, the immediately preceding sentence shall not apply to any transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market.

       15.2           Landlord’s Options. If at any time or from time to time during the term of this Lease, Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice (“Transfer

Notice”) setting forth the terms and provisions of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as a “Transferee”). Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and financial statements for the preceding two (2) years of Transferee, and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Landlord shall have the option, exercisable by written notice delivered to Tenant within twenty (20) days after Landlord’s receipt of the Transfer Notice, such financial statements and other information, either to:

       (a)           approve or disapprove such Transfer, which approval shall not be unreasonably withheld; or

       (b)           sublet from Tenant that portion of the Premises which Tenant has requested to sublease at the rental and on the other terms set forth in this Lease for the term set forth in Tenant’s Notice, or, in the case of an assignment or encumbrance, terminate this Lease with respect to the entire Premises, which termination shall be effective thirty (30) days after Tenant’s receipt of Landlord’s notice.

       If Landlord exercises its option to sublease any such space from Tenant following Tenant’s request for Landlord’s approval of the proposed sublease of such space, (i) Landlord shall be responsible for the construction of any partitions which Landlord reasonably deems necessary to separate such space from the remainder of the Premises, and (ii) Landlord and any sub-subtenant or assignee of Landlord with respect to such subleased space shall have the right to use in common with Tenant all lavatories, corridors and lobbies which are within the Premises and which are reasonably required for the use of such space.

       15.3         Additional Conditions; Excess Rent. If Landlord does not exercise its sublease or termination option and instead approves of the proposed Transfer, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following further conditions:

       (a)           the Transfer shall be on the same terms set forth in the Transfer Notice delivered to Landlord (if the terms have changed, Tenant must submit a revised Transfer Notice to Landlord and Landlord shall have another twenty (20) days after receipt thereof to make the election specified above under Landlord’s Options);

       (b)           no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument affecting the Transfer has been delivered to Landlord pursuant to which Transferee shall expressly assume all of Tenant’s obligation under this Lease (or with respect to a sublease of a portion of the Premises or for a portion of the term, all of Tenant’s obligations applicable to such portion);

       (c)           no Transferee shall have a further right to assign, encumber or sublet, except on the terms herein contained; and

       (d)           any rent or other economic consideration received by Tenant as a result of such Transfer which exceeds, in the aggregate, the total Rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), shall be paid to Landlord within ten (10) days after receipt thereof as additional rent under this Lease, without affecting or reducing any other obligations of Tenant hereunder.

15.4           Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer shall be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (a) the proposed

Transfer would result in more than two subleases of portions of the Premises being in effect at any one time during the term of this Lease; (b) the net effective rent payable by the Transferee (adjusted on a rentable square foot basis) is less than the net effective rent then being quoted by Landlord for new leases in the Building for comparable size space for a comparable period of time; (c) the proposed Transferee is an existing tenant of the Building or is negotiating with Landlord (or has negotiated with Landlord in the last six (6) months) for space in the Building; (d) the proposed Transferee is a governmental entity; (e) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (f) the use of the Premises by Transferee (i) is not permitted by the use provisions specified in this Lease, or (ii) violates any exclusive use granted by Landlord to another tenant in the Building; (g) the Transfer would likely result in significant increase in the use of the parking areas or common areas by Transferee’s employees or visitors, and/or significant increase in the demand upon utilities and services to be provided by Landlord to the Premises; (h) Transferee does not, in Landlord’s reasonable judgment, have the financial capability to fulfill the obligations imposed by the Transfer; (i) the Transferee is not in Landlord’s reasonable opinion of reputable or good character or consistent with Landlord’s desired tenant mix; or (j) Transferee is a real estate developer or landlord or is acting directly or indirectly on behalf of a real estate developer or landlord. It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer, as defined herein, if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment or disposal of Hazardous Material, (ii) the Transferee has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such transferee’s actions or use of the property in question, or (iii) the proposed transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material.

       15.5           No Release of Tenant. No consent by Landlord to any assignment or subletting by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment or subletting. The consent by Landlord to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express prior written consent to any other assignment or subletting. The acceptance of rent by Landlord from any other persons shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment, subletting or other transfer. Consent to one assignment, subletting or other transfer shall not be deemed to constitute consent to any subsequent assignment, subletting or other transfer. No sublease, once consented to by Landlord, shall be modified or terminated by Tenant without Landlord’s prior consent, which consent shall not be unreasonably withheld.

       15.6           Administrative and Attorneys’ Fees. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer, then Tenant shall, without demand, pay Landlord a non-refundable administrative fee of Five Hundred Dollars ($500.00), plus upon demand any reasonable attorneys’ and paralegals’ fees incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise). Acceptance of the $500.00 administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegals’ fees shall in no event obligate Landlord to consent to any proposed Transfer.

       15.7           Material Inducement. Tenant understands, acknowledges and agrees that (a) Landlords’ option to sublease from Tenant any space which Tenant proposes to sublease or terminate this Lease upon any proposed assignment or encumbrance of this Lease by Tenant rather than approve the proposed sublease, assignment or encumbrance, and (b) Landlord’s right to receive any excess consideration paid by a Transferee in connection with an approved Transfer are a material inducement for Landlord’s agreement to lease the Premises to Tenant upon the terms and conditions herein set forth.

    16.           ENTRY BY LANDLORD. Landlord reserves and shall have the right to enter the Premises upon reasonable advance notice (which notice may be oral and which notice shall not be necessary in an emergency), to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to submit the Premises to prospective purchasers or tenants, to post notices of nonresponsibility and “for lease” signs, and to alter, improve or repair the Premises and any portion of the Building, provided that the business of Tenant shall not be interfered with unreasonably. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises excluding Tenant’s vaults and safes, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency, in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of the Premises or an eviction of Tenant from the Premises or any portion thereof.

    17.           HOLDING OVER. This Lease shall terminate and become null and void without further notice upon the expiration of the term herein specified, and any holding over by Tenant after such expiration shall not constitute a renewal hereof or give Tenant any rights under this Lease, except as otherwise herein provided, it being understood and agreed that this Lease cannot be renewed, extended or in any manner modified except in writing signed by both parties hereto. If Tenant shall hold over for any period after the expiration of said term, Landlord may, at its option, exercised by written notice to Tenant, treat Tenant as a tenant from month-to-month commencing on the first day following the expiration of this Lease and subject to the terms and conditions herein contained at a rental in the amount of two hundred percent (200%) of the last monthly rental, plus all other charges payable hereunder. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, demands, damages, costs or liability, including without limitation attorney’s fees arising out of Tenant’s failure to surrender the Premises, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.

    18.           DAMAGE OR DESTRUCTION.

       18.1   Partial Damage - Insured. In the event the Premises are damaged by any casualty which is covered under fire and extended coverage insurance carried by Landlord, then Landlord shall restore such damage provided insurance proceeds are available to pay ninety percent (90%) or more of the cost of restoration and provided such restoration can be completed within sixty (60) days after the commencement of the work in the opinion of a registered architect or engineer appointed by Landlord. In such event this Lease shall continue in full force and effect, except that Tenant shall be entitled to a proportionate reduction of rent as determined by Landlord while such restoration takes place; such proportionate reduction to be based upon the extent to which the restoration efforts interfere with Tenant’s business in the Premises. Tenant shall not be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by any such damage, repair, reconstruction or restoration.

       18.2   Partial Damage - Uninsured. If the Premises are damaged by a risk not covered by Landlord’s insurance or the proceeds of available insurance are less than ninety percent (90%) of the cost of restoration, or if the restoration cannot be completed within sixty (60) days after the commencement of work in the opinion of the registered architect or engineer appointed by Landlord, then Landlord shall have the option either to (a) repair or restore such damage, this Lease continuing proportionately abated as provided above, or (b) give notice to Tenant (at any time within thirty (30) days after such damage) terminating this Lease as of a date to be specified in such notice, which date shall not be less than thirty (30) nor more than sixty (60) days after giving such notice. In the event of the giving of such notice, this Lease shall expire and all interest of Tenant in the Premises shall terminate on such date so specified in such notice and the rent, reduced by any proportionate reduction based upon the extent, if any to which said damage interfered with the use and occupancy of Tenant as determined above shall be paid to the date of such termination.

       18.3           Total Destruction. In the event the Premises are totally destroyed or the Premises cannot be restored as required herein under the applicable laws and regulations, notwithstanding the availability of insurance proceeds, this Lease shall be terminated effective the date of the damage.

       18.4           Damage Near End of the Term. Notwithstanding anything to the contrary contained in this Section, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Section occurs during the last twelve (12) months of the term of this Lease or any extension hereof.

       18.5           Landlord’s Obligations. Landlord shall not be required to repair any injury or  damage by fire or other cause or to make any restoration or replacement of any paneling, decorations, partitions, railings, floor covering, office fixtures or any other improvements or property installed in the Premises by Tenant or at the direct or indirect expense of Tenant. Tenant shall be required to restore or replace same in the event of damage. Except for abatement of rent, if any, Tenant shall have no claim against Landlord for any damages suffered by reason of any such damage, destruction, repair or restoration nor shall Tenant have the right to terminate this Lease as the result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises except as expressly provided herein.

19. DEFAULT; REMEDIES.

       19.1   Default by Tenant. Tenant shall be deemed to be in default under this Lease upon the occurrence of any of the following events:

       (a)           Tenant shall fail to pay when due any Basic Rent, additional rent or any other amounts payable under this Lease (collectively “Rent”); or

       (b)           Tenant shall neglect or fail to perform or observe any of the other Lease covenants to be performed or observed by Tenant, and Tenant shall fail to remedy this failure or neglect within thirty (30) days after Landlord shall have given to Tenant written notice specifying such neglect or failure (or within such period, if any, as may be reasonably required to cure such default, if it is of such nature that it cannot be cured within this thirty (30) day period provided that Tenant shall have commenced to effect such cure and shall proceed with due diligence to complete such cure); or

       (c)           Tenant shall neglect or fail to perform or observe any of the Lease covenants (including, without limitation, the timely payment of Rent, or any other amounts payable hereunder) three or more times in any 12-month period, such third occurrence being agreed between Landlord and Tenant to be incurable; or

       (d)           The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing of any action by or against Tenant under any insolvency, bankruptcy, reorganization, moratorium, or other debtor relief statute, whether now or hereafter existing, (unless in the case of such action taken against Tenant, the same is dismissed within sixty (60) days); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in ten (10) days; or the admission by Tenant in writing of the inability to pay its debts as they become due; or

       (e)    Any guarantor of Tenant’s obligations under this Lease revokes, or attempts to revoke, such guaranty.

       19.2 Remedies of Landlord. Upon default under this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

       (a)           The rights and remedies provided by California Civil Code Section 1951.2, including, but not limited to, recovery of the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of rental loss for the same period that the Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of California Civil Code Section 1951.2. The “worth at the time of award’’ shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%);

       (b)           The rights and remedies provided by California Civil Code Section 1951.4, that allows Landlord to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due, for so long as Landlord does not terminate Tenant’s right to possession; provided, however, if Landlord elects to exercise its remedies described in this subsection (b) and Landlord does not terminate this Lease, and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises at such time as Tenant is in default, Landlord shall not unreasonably withhold its consent to such assignment or sublease. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession;

       (c)           The right to terminate this Lease by giving notice to Tenant in accordance with applicable law;

       (d)           The right and power, as attorney-in-fact for Tenant, to enter the Premises and remove all persons and property, to store such property in a public warehouse or elsewhere for the account of Tenant, and to sell such property and apply such proceeds pursuant to applicable California law. Landlord, as attorney-in-fact for Tenant, may from time to time sublet the Premises or any part thereof for such term or terms (which may exceed the term of this Lease) and at such rent and such other terms as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. Upon each such subletting, (1) Tenant shall be immediately liable to pay to Landlord, in addition to indebtedness other than Rent due hereunder, the cost of such subletting and such alterations and repairs incurred by Landlord and the amount, if any, by which the Rent and additional charges due hereunder for the period of such subletting (to the extent such period does not exceed the term of this Lease) exceeds the amount to be paid as Rent for the Premises for such period or (2) at the option of Landlord, rents received from such subletting shall be applied first, to payment of any indebtedness other than Rent due from Tenant to Landlord; second, to the payment of any costs of such subletting and of such alterations and repairs; third, to payment of Rent due and unpaid; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If Tenant has been credited with any rentals to be received by such subletting under option (i) and such rentals shall not be promptly paid to Landlord by the subtenant(s), or if such rentals received from such subletting under option (ii) during any month be less than that to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord. This deficiency shall be calculated and paid monthly. For all purposes set forth in this subsection (d), Landlord is hereby irrevocably appointed attorney-in-fact for Tenant, with power of substitution. The taking possession of the Premises by Landlord, as attorney-in-fact for Tenant, shall not be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant. Notwithstanding any such subletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach; and

       (e)    The right to have a receiver appointed for Tenant, upon application by Landlord, to take possession of the Premises and to apply any rent collected from the Premises and to exercise all other rights and remedies granted to Landlord as attorney-in-fact for Tenant pursuant to subsection (d) above.

       19.3        Rights and Obligations Under the Bankruptcy Code.

       (a)           Upon the filing of a petition by or against Tenant under the United States Bankruptcy Code, Tenant as debtor in possession, or any trustee who may be appointed agree as follows: (i) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court or otherwise; (ii) to pay monthly in advance on the first day of each month, as reasonable compensation for use and occupancy of the Premises, Basic Rent and all additional charges otherwise due pursuant to this Lease; (iii) to reject or assume this Lease within sixty (60) days of the filing of such petition under Chapter 7 of the Bankruptcy Code or within one hundred twenty (120) days of the filing of a petition under any other Chapter; (iv) to give Landlord at least forty-five (45) days’ prior written notice of any abandonment or vacation of the Premises (and that such abandonment or vacation shall be deemed to be a rejection of this Lease); (v) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code; (vi) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (vii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above.

       (b)           No default by Tenant under this Lease, either prior to or subsequent to the filing of a petition in the United States Bankruptcy Court, shall be deemed to have been waived unless Landlord expressly does so.

       (c)           Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following: (i) the deposit of an additional sum equal to three (3) months’ Basic Rent to be held pursuant to the terms of Section 6 of this Lease as Security Deposit; (ii) that the use of the Premises shall be as set forth in Section 7 of this Lease; (iii) the demonstration in writing by the reorganized debtor, its assignee or trustee in bankruptcy that it has sufficient background including, but not limited to, substantial business experience in and financial ability to operate a business in the Premises in the manner contemplated in this Lease and meets all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (iv) the prior written consent of any mortgagee to whom this Lease has been assigned or hypothecated as collateral security; and (v) that the Premises, at all times, remain a single premises and no physical changes of any kind may be made to the Premises unless in compliance with the applicable provisions of this Lease.

       19.4        Default by Landlord; Mortgage Protection. Tenant shall not exercise any right or remedy available to it by reason of a default by Landlord under this Lease unless Tenant has first given written notice to Landlord (and to any lender or ground lessor of the Premises of which Tenant is given written notice) describing the nature of such default and has afforded to Landlord (and any such lender or ground lessor) a period of thirty. (30) days within which to cure such default or, in the event such default cannot reasonably be cured within such 30 day period, such longer period of time as may be necessary to effect such cure (including time to obtain possession of the Premises by judicial or non-judicial foreclosure, unlawful detainer or otherwise), provided that Landlord (or such lender or ground lessor) shall commence and diligently pursue such cure to completion.

    20.           CONDEMNATION. If all or any part of the Premises shall be taken or appropriated for public or quasi-public use by right of eminent domain with or without litigation or transferred by agreement in connection with such public or quasi-public use, either party hereto shall have the right at its option exercisable within thirty (30) days of receipt of notice of such taking to terminate this Lease as of the date possession is taken by the condemning authority provided, however, that before Tenant may terminate this Lease by reason of taking or appropriation as provided hereinabove, such taking or appropriation shall be of such an extent and nature as to substantially handicap, impede or impair Tenant’s use of the Premises. If any part of the Building other than the Premises shall be so taken or appropriated, Landlord shall have the right at its option to terminate this Lease. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof, provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for taking of personal property and fixtures belonging to Tenant and/or the interruption of or damage to Tenant’s business and/or Tenant’s unamortized cost of leasehold improvements. In the event of a partial taking which does not result in a termination of this Lease, rent shall be abated in the proportion which the part of the Premises so made unusable bears to the rented area of the Premises immediately prior to the taking. No temporary taking of the Premises and/or of Tenant’s rights herein or under this Lease shall terminate this Lease or give Tenant any right to any abatement of rent thereunder, any award made to Tenant by reason of any such temporary taking shall be entirely to Tenant and Landlord shall not be entitled to share therein.

    21.           LATE CHARGES. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, in the event that Tenant shall fail to pay to Landlord within ten (10) days of the date when due any payment owing to Landlord pursuant to the terms of this Lease, such past due amount shall become subject to a service charge of ten percent (10%) of the amount due, and such service charge shall become immediately due and payable in addition to other amounts owed under this Lease.

    22.           LANDLORD’S PERFORMANCE OF TENANT’S OBLIGATIONS. Should Tenant fail to pay and discharge, when due and payable, any tax or assessment, or any premium or other charge in connection with any insurance policy or policies which Tenant is obligated to pay, or any lien or claim for labor or material employed or used in, or any claim for damages arising out of the repair, alteration, maintenance and use of the Premises as provided in this Lease, after fifteen (15) days written notice from Landlord, Landlord may, at its option, and without waiving or releasing Tenant from any of Tenant’s obligations hereunder, pay any such tax, assessment, lien, claim, insurance premium or charge, or settle or discharge any action therefore or satisfy any judgment thereon. All costs, expenses and other sums incurred or paid by Landlord in connection therewith, together with interest at the rate of ten percent (10%) per annum on such costs, expenses and sums from the date incurred or paid by Landlord, shall be deemed to be an additional charge hereunder and shall be paid by Tenant with and at the same time as the next installment of rent hereunder, and any default therein shall constitute a breach of the covenants and conditions of the Lease.

    23.           PARKING. Tenant and Tenant’s agents and employees are allotted up to three (3) marked reserved spaces in the parking facilities, subject to the rules and regulations of Landlord for such parking lot attached hereto as Exhibit “C” and incorporated herein by reference, as such rules and regulations may be changed from time to time by Landlord. Tenant acknowledges that Landlord occupies a portion of the Building and may allocate to itself the right to use parking spaces in the Building parking facilities which may be exclusive and/or more numerous than Tenant may have in relation to the relative square footage of the Premises and the space occupied by Landlord. Landlord reserves the right to assign and from time to time reassign the location of Tenant’s parking spaces.

    24.           ESTOPPEL CERTIFICATE. Tenant’s Certificates. Tenant, at any time and from time to time upon not less than ten (10) days prior written notice from Landlord, will execute, acknowledge and deliver to Landlord and, at Landlord’ request, to any prospective purchaser, ground or underlying lessor or mortgagee of the Premises or the Building, a certificate of Tenant stating: (a) that Tenant has accepted the Premises (or, if Tenant has not done so, that Tenant has not accepted the Premises and specifying the reasons therefor), (b) the Commencement Date and Expiration Date of this Lease, (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), (d) whether or not there are then existing any defenses against the enforcement of any of the obligations of Tenant under this Lease (and, if so, specifying same), (e) the dates, if any, to which the Rent and other charges under this Lease have been paid, and (f) any other information that may reasonably be required by any of such persons. At the request of Landlord, Tenant will prepare and furnish to Landlord its most current and (if available) past three years’ annual financial statements for Landlord’s confidential use with proposed purchasers of or lenders on the Premises. Failure by Tenant to execute a certificate within this 10 day period shall constitute Landlord as Tenant’s special attorney-in-fact for the purpose of executing and delivering such a statement on Tenant’s behalf. It is acknowledged that such certificate may be relied upon by Landlord, any prospective purchaser, ground or underlying lessor or lender of the Building or the land on which the Building is located.

    25.           BROKERS.

       25.1           Landlord represents and warrants that, except for Landlord’s broker Shawn Johnson and Danny Jones of Keegan & Coppin Company, Inc. (“Landlord’s Broker”), Landlord has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person, except for Landlord’s Broker, initiated or participated in the negotiation of this Lease. Tenant represents and warrants that except for Tenant’s broker, Steven Leonard of Meridian Commercial (“Tenant’s Broker”), it has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person, except for Tenant’s Broker, initiated or participated in the negotiation of this Lease. Landlord hereby agrees to indemnify and hold harmless Tenant from and against any and all demands, damages, costs, liabilities and claims, including without limitation attorney’s fees, for commissions and fees arising out of a breach of the foregoing representation of Landlord. Tenant hereby agrees to indemnify and hold harmless Landlord from and against any and all demands, damages, costs, liabilities and claims, including without limitation attorney’s fees, for commissions and fees arising out of a breach of the foregoing representation of Tenant.

       25.2           Landlord agrees to pay a leasing commission to Landlord’s Broker pursuant to a separate agreement with such broker. Landlord shall have no obligation to pay any commission to Tenant’s Broker and no liability whatsoever with respect thereto. Any division of the commission, paid by Landlord to Landlord’s Broker, between Landlord’s Broker and Tenant’s Broker shall be pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker and shall be the sole responsibility of Landlord’s Broker. Upon receipt of such commission(s), Landlord’s Broker and Tenant’s Broker shall each release any and all claims for any commissions, finder’s fees or broker’s fees that arise out of or are in any way connected with this Lease. Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses

 (including reasonable attorney’s fees) for any leasing commission, finder’s fee or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent or finder.

    26.   NOTICES. All notices, requests, demands and communications hereunder (collectively “Notices”) will be given by first class certified or registered United States Mail, return receipt requested, or by a nationally recognized overnight courier with verification of delivery, properly addressed with postage or delivery prepaid, to be effective when properly sent and received or refused or returned as undeliverable. Notices will be addressed to the parties as set forth below. Either party hereto may change the place for the giving of Notices to it by thirty (30) days written notice to the other party as provided herein.

	If to Landlord:	Citigroup-CRS One Sansome Street, 7th Floor San Francisco, California 94104 Attn: Real Estate Director

With a copy to:

Citigroup-CRS 820 Stillwater Road, C-115 West Sacramento, California 95605 Attn: Lease Administration
-		Copies of any notices commencing or relating to any default by, or action, suit or proceeding against Landlord arising under this Lease shall also be sent to:

Citigroup Inc. Corporate Law Department 909 Third Avenue, 15th Floor New York, New York 10022 Attn: Associate General Counsel Real Estate

	If to Tenant:	Circle Bank 290 B Street, Ste. 200 Santa Rosa, California 95401 Attn: KIMBERLY PETRINI

    27.   SUBORDINATION. Tenant covenants and agrees that it will execute without further consideration any and all instruments desired by Landlord or Landlord’s mortgagee subordinating this Lease in the manner requested by Landlord to all ground or underlying leases and the lien of any mortgage and/or any deed of trust or other encumbrance which may now or hereafter affect the Premises together with all renewals, modifications, consolidations, replacements or extensions thereof, provided that this Lease shall remain in full force and effect and Tenant shall not be disturbed in the event of sale or foreclosure so long as Tenant is not in default hereunder. Tenant agrees to attorn to the successor in interest of Landlord following any transfer of such interest either voluntarily or by operation of law and to recognize such successor as Landlord under this Lease. However, if Landlord or any such ground lessor or mortgagee so elects, this Lease shall be deemed prior in lien to any ground lease, mortgage, deed of trust or other encumbrance upon or including the Premises regardless of date of recording and Tenant will execute a statement in writing to such effect at Landlord’s request. Landlord is hereby irrevocably appointed and authorized as agent and attorney-in-fact of Tenant to execute said instruments within five (5) days after notice from Landlord demanding the execution thereof.

    28.           FORCE MAJEURE. If the performance of any act to be performed hereunder by either party is delayed for reasons beyond the control of the party responsible for such performance, including but not limited to acts of God (e.g., earthquake), war, acts of civil disobedience or strike, the time for performance shall be extended for a period of time equivalent to the period of such delay or delays; provided, however, that the time for performance shall in no event be extended due to financial or economic problems of either party, their architects, contractors, agents or employees, or delays caused by the inability of architects, contractors (except where caused by strike), suppliers or other employees and agents to meet deadline, delivery or contract dates, unless such inability is caused by an act of God, war, act of civil disobedience or strike. It shall be a condition of Tenant’s right to claim an extension of time as a result hereof that Tenant notify Landlord in writing within ten (10) days after the occurrence of such cause, specifying the nature thereof and the period of time contemplated or necessary for performance.

    29.           SURRENDER OF PREMISES. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

    30.           RULES AND REGULATIONS. Tenant, Tenant’s agents, servants, employees, visitors and licensees shall observe and comply fully and faithfully with all rules and regulations adopted by Landlord for the care, protection, cleanliness and operation of the Building and its tenants, including those rules and regulations attached hereto as Exhibit “B” and incorporated herein by reference, and any modification or addition thereto adopted by Landlord, provided Landlord shall give written notice thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any rules and regulations.

    31.           TRANSFER BY LANDLORD. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord, are concerned, shall mean and include only the holder or holders of the tenant’s interest in the leasehold estate under the Master Lease at the time in question and in the event of any transfer or transfers of the title to the Premises, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor), except as hereinafter provided, shall be automatically freed and relieved from and after the date of such transfer or conveyance, of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, provided that any funds in which Tenant has an interest which are in the hand of such landlord or the then grantor at the time of such transfer shall be turned over to the grantee, and the amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease shall be paid to Tenant. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership.

    32.           LIMITATION ON LANDLORD’S LIABILITY. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers or shareholders of Landlord or Landlord’s partners, and Tenant shall not seek recourse against the individual partners, directors, officers or shareholders of Landlord or Landlord’s partners, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Building and the Premises, and no other assets of Landlord.

    33.   GENERAL PROVISIONS.

       33.1           Waiver. No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver, and then said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

       33.2          Time. Time is of the essence hereof.

       33.3          Severability. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, covenants, conditions, or provisions of this Lease, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

       33.4          Quiet Possession. Provided Tenant has performed all of the terms, covenants, agreements and conditions of this Lease, including the payment of rental and all other sums due hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the term herein described subject to the provisions and conditions of this Lease.

       33.5   Successors and Assigns. Subject to the restrictions on transfer contained herein, this Lease and each of its covenants and conditions shall be binding and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives and their respective assigns, subject to the provisions hereof. Whenever in this Lease a reference is made to Landlord, such reference shall be deemed to refer to the person in whom the interest of landlord shall be vested. Any successor or assignee of Tenant who accepts an assignment of or receives the benefit of this Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions hereof. Nothing herein contained shall be deemed in any manner to give a right of assignment to Tenant without the prior written consent of Landlord.

       33.6   Attorneys’ Fees. If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Lease, the prevailing party shall be entitled to an award of its attorneys’ fees and expenses. The phrase “prevailing party” shall include a party who receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise.

       33.7           Cost of Suit. In the event that any action shall be instituted by either of the parties hereto for the enforcement of any of its rights or remedies in and under this Lease, or any facts based upon or involving same, the prevailing party, whether in court or by way of out-of-court settlement, shall be entitled to recover from the nonprevailing party or parties such prevailing party’s attorney’s fees, court costs, expert witness fees, and/or other expenses relating to such controversy including attorney’s fees, court costs and/or expenses on appeal, if any.

       33.8           Entire Agreement. This Lease contains the entire agreement between the parties regarding the Premises and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Lease may only be modified by subsequent written agreement signed by both parties.

       33.9           Light and Air Easement. Any diminution or shutting off of light or air by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease, abate rent or otherwise impose any liability on Landlord.

       33.10         Governing Law. This Lease and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state in which the Building is located.

       33.11         Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

       33.12         Headings; Exhibits. The headings of the sections of this Lease are for convenience only and shall not be deemed to be relevant in resolving any question or construction of any section of this Lease. Exhibits attached hereto are deemed by attachment to constitute a part of this Lease and are incorporated herein.

       33.13         Recording. Neither Landlord nor Tenant shall record this Lease. In addition, neither party shall record a short form memorandum of this Lease without the prior written consent (and signature on the memorandum) of the other party, and provided that prior to recordation Tenant executes and delivers to Landlord, in recordable form, a properly acknowledged quitclaim deed or other instrument distinguishing all of Tenant’s rights and interest in and to the Building and the Premises, and designating Landlord as the transferee, which deed or other instrument shall be held by Landlord and may be recorded by Landlord once this Lease terminates or expires (but not prior thereto). If such short form memorandum is recorded in accordance with the foregoing, the party requesting the recording shall pay for all costs of or related to such recording, including, but not limited to, recording charges and documentary transfer taxes.

       33.14         Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the term but not more often that two (2) times in any calendar year), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer or general partner of Tenant (if Tenant is a corporation or partnership, respectively).

       33.15           Tenant’s Authority. If Tenant executes this Lease as a partnership or corporation, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly authorized and existing partnership or corporation, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with the Tenant’s partnership agreement (if Tenant is a partnership), or a duly adopted resolution of Tenant’s board of directors and the Tenant’s by-laws (if Tenant is a corporation); and (c) this Lease is binding upon Tenant in accordance with its terms.

       33.16           Construction. It is acknowledged that both parties and their professional advisors have participated equally in the negotiation and drafting of this Lease and have had ample opportunity to review and comment upon the same prior to the execution hereof. Accordingly, any ambiguities herein shall be construed without regard to any rule of law providing for the resolution of contractual ambiguities against the party who drafted the applicable document.

    IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

TENANT:	LANDLORD:
CIRCLE BANK, a California Corporation	CITIBANK (WEST), FSB, a federal savings bank
By: Name: Kimberly A. Petrini Title: President/CEO	By: Name: Brad S. Thomas Title: Vice President

EXHIBIT A to LEASE

MASTER LEASE

* NOTHING INCLUDED or ATTACHED. *

A-1

EXHIBIT B to LEASE

LEASE AGREEMENT

RULES AND REGULATIONS

1.   Tenant shall not install, construct, or place signs or advertising in the windows, the door, or the exterior windows of the Premises without the prior written consent of Landlord, which may be withheld for any or no reason in Landlord’s sole discretion. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises. All permitted signage shall also be subject to government approval. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of Tenant by a person approved of by Landlord. Landlord may in its sole discretion furnish and install a Building standard window covering for any or all exterior windows. Tenant shall not without prior written consent of Landlord sunscreen or otherwise block any window.

2.   Tenant shall not obtain for use upon the Premises, towel or other similar service or accept barbering or bootblacking services on the Premises, except from persons authorized by Landlord and at the hours and under regulations fixed by Landlord.

3.   The sidewalks, halls, passages, exits and entrances shall not be obstructed by any of the tenants or used by them for a purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances and roof are not for the use of the general public and Landlord shall in all cases retain the right of control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interest of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business, unless such persons are engaged in illegal activities. No tenant and no employees or invitees of any tenant shall go upon the roof of the Building.

4.   Tenant shall not alter any lock or install any new or additional locks or any bolts on any door of the Premises without the written consent of Landlord.

5.   The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees shall have caused it.

6.   Tenant shall not overload the floor of the Premises. Except during the construction of the Tenant Improvements pursuant to the Lease, Tenant shall not drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof. No boring, cutting or stringing of wires or laying of linoleum or other similar floor coverings shall be permitted except with the prior written consent of the Landlord and as the Landlord may direct or during the construction of the Tenant Improvements pursuant to the Lease.

7.   No furniture, freight or equipment of any kind shall be brought into the Building without the consent of Landlord and all moving of the same into or out of the Building shall be done at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building and also the times and manner of moving the same in and out of the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. There shall not be used in any space, or in the public halls of the Building, either by Tenant or others, any hand trucks except those equipped with rubber tires and side guards.

8.   Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall in no way be responsible to Tenant for any loss of property on the Premises, however occurring or for any damage done to the effects of Tenant by the janitor or any other employee or any other person.

9.        Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought in or kept in or about the Premises or the Building. No Tenant shall make or permit to be made any unseemly or disrupting noises or disturb or interfere with occupants of this Building or neighboring buildings or Premises or those having business with them whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No Tenant shall throw anything out of doors or down the passageways.

10.      Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

11.      Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. Except during the construction of the Tenant Improvements pursuant to the Lease, no boring or cutting for wires will be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

12.      All keys to office, rooms and toilet rooms shall be obtained from Landlord’s representative and Tenant shall not from any other source duplicate, obtain keys or have keys made. Tenant, upon termination of the tenancy, shall deliver to Landlord the keys of the offices, rooms and toilet rooms which shall have been furnished or shall pay Landlord the cost of replacing same or of changing the lock or locks operated by such lost key if Landlord deems it necessary to make such change.

13.      Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

14.     No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such elevators as shall be designated by Landlord.

15.     On Sundays and legal holidays, and on other days between the hours of 6:00 p.m. and 8:00 a.m. the following day, access to the Building or to the halls or corridors in the Building, or to the Premises may be refused unless the person seeking access is known to the person or employee of the Building in charge, if any, and has a pass or is properly identified. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, public excitement, or other commotion; Landlord reserves the right to prevent access to the Building during the continuance of the same by closing of the doors or otherwise, for the safety of the tenants and protection of property in the Building.

16.     Tenant shall see that the doors of the Premises are closed and securely locked before leaving the Building and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before Tenant or Tenant’s employees leave the Building, and that all electricity shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Tenant.

17.     Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building.

18.     The requirements of Tenant will be attended to only upon application to the Landlord’s representative. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

19.     No vending machine or machines of any description shall be installed, maintained or operated upon the Premises without the written consent of the Landlord.

20.     Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and the street address of the Building of which the Premises are a part.

21.     Tenant agrees that it shall comply with all fire and security regulations that may be issued from time to time by Landlord and Tenant also shall provide Landlord with the name of a designated responsible employee to represent Tenant in all matters pertaining to such fire or security regulations.

22.     Landlord reserves the right by written notice to Tenant, to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in Landlord’s judgment, it is necessary, desirable or proper for the best interest of the Building and its tenants.

23.     Tenants shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same.

24.     Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

25.     Landlord shall furnish heating and air conditioning during the hours of 7:00 a.m. to 6:00 p.m. Monday through Friday, except for holidays.

Landlord reserves the right to make such other and further rules and regulations as in its judgment may be for the safety, care and cleanliness of the Premises and for the preservation of good order therein. Tenant agrees to abide by all such rules and regulations hereinabove stated and additional rules and regulations which are adopted.

To the extent that any of the Rules and Regulations as set forth in the Master Lease are more stringent than those set forth above, the Rules and Regulations of the Master Lease shall be controlling.

EXHIBIT C to Lease

PARKING RULES AND REGULATIONS

1.       The assignment of parking spaces shall be at the discretion of Landlord.

2.       Tenant and its employees utilizing the parking facilities shall complete a parking information card which shall be kept on file with the Corporate Realty Services for the Building.

3.       Tenant and its employees agree to park in their assigned areas and to park only reasonable commuter vehicles in such assigned areas. At no time shall Tenant or its employees park in a space assigned to a Citibank (West), FSB Customer Parking Area, without prior approval.

4.       Tenant and its employees agree to park at their own risk and only during such hours designated by Landlord from time to time. Citibank (West), FSB, a federal savings bank, its parent corporation (Citigroup Inc.), and their respective affiliates, officers, directors, employees, agents, successors and assigns shall not be held liable for any damages incurred by Tenant, and its respective affiliates, officers, directors, employees, agents, contractors, successors, assigns, and invitees while parking on the premises.

5.       Tenant and its employees shall not use the parking area as a trash receptacle.

6.       Landlord shall not be liable to Tenant for any interruption of Tenant’s use of the parking facility due to any repairs, improvements, alterations or any security measures, or resulting from any cause beyond the control of Landlord or otherwise

7.       Landlord shall be entitled, without any attendant obligation, to tow away any vehicle that is improperly parked, at the vehicle owner’s sole cost and expense. In the event of such tow-away, Landlord shall have no liability therefore to Tenant or such vehicle owner.

8.       Tenant and its employees, by parking their vehicles in the parking facility, agree to abide by the Rules and Regulations governing the parking facility as determined and amended, from time to time, by Landlord.

C-1